Exhibit 1.1

UNDERWRITING AGREEMENT

October 19, 2021

U.S. Bancorp

800 Nicollet Mall

BC-MN-H18T

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We (the “Representatives”) understand that U.S. Bancorp, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I (the “Underwriters”) an aggregate of 1,500,000 Depositary Shares (the “Offered Securities” and each a “Offered Security”), each representing 1/25th of a share of the Company’s 3.70% Series N Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (the “Preferred Stock”). The Preferred Stock, when issued, will be deposited against delivery of Depositary Receipts (the “Depositary Receipts”), which will evidence the Depositary Shares, that are to be issued by U.S. Bank National Association (the “Depositary”) under the Deposit Agreement, to be dated as of October 26, 2021, among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued hereunder.

Subject to the terms and conditions set forth herein and incorporated by reference herein, the Company hereby agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase, the numbers of the Offered Securities set forth opposite the name of such Underwriter at a purchase price of $990.00 per Offered Security (the “Purchase Price”).

The Offered Securities shall have the terms that are further described in the Preliminary Prospectus and the term sheet specified in Schedule II hereto.

Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Preferred Stock, Which May Be Represented by Depositary Shares) (October 19, 2021)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.

In addition, in consideration of the agreements of the Underwriters contained in this Underwriting Agreement and the Standard Underwriting Agreement, the Company covenants that, during a period of 30 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Preferred Shares or Depositary Shares, any securities that are substantially similar to the Preferred Shares or the Depositary Shares, or any securities convertible into or exercisable or exchangeable for Preferred Shares, Depositary Shares or substantially similar securities, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Preferred Shares or Depositary Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Preferred Shares or Depositary Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Preferred Shares and Depositary Shares to be sold hereunder.

For the purposes of this Underwriting Agreement only, the “Applicable Time” is 3:55 P.M. (New York City time) on the date of this Underwriting Agreement.

For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean Sidley Austin LLP.

The Offered Securities purchased by each Underwriter shall be delivered by or on behalf of the Company to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, at 10:00 A.M. (New York City time) on October 26, 2021 at the office of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or at such other place and time as the Representatives and the Company may agree upon in writing.

This Underwriting Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document. Delivery of this Underwriting Agreement by one party to the other may be made by facsimile, electronic mail for other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Underwriting Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

Please confirm your agreement by having an authorized officer sign a copy of this Underwriting Agreement in the space set forth below and returning the signed copy to us.

U.S. BANCORP INVESTMENTS, INC.
GOLDMAN SACHS & CO. LLC

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By: U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Stephen Stegemeyer
Name: Stephen Stegemeyer
Title: Managing Director

[Signature Page to Underwriting Agreement]

Please confirm your agreement by having an authorized officer sign a copy of this Underwriting Agreement in the space set forth below and returning the signed copy to us.

U.S. BANCORP INVESTMENTS, INC.
GOLDMAN SACHS & CO. LLC

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By: GOLDMAN SACHS & CO. LLC

By:	/s/ Thomas Healy
Name: Thomas Healy
Title: Managing Director

[Signature Page to Underwriting Agreement]

Accepted by:

U.S. BANCORP

By:	/s/ Luke Wippler
Name: Luke Wippler
Title: Treasurer – Senior Vice President

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriters’ Commitment to Purchase Offered Securities
U.S. Bancorp Investments, Inc.	735,000
Goldman Sachs & Co. LLC	735,000
Academy Securities, Inc.	7,500
Cabrera Capital Markets LLC	7,500
R. Seelaus & Co., LLC	7,500
Siebert Williams Shank & Co., LLC	7,500
Total	1,500,000

SCHEDULE II

Final Term Sheet, dated October 19, 2021.